EXHIBIT 10.12

Ellen Alemany	One Citizens Plaza
Chairman and	Providence, RI 02903
Chief Executive Officer
600 Washington Blvd.
Stamford, CT 06901

PERSONAL & CONFIDENTIAL

VIA FEDERAL EXPRESS

May 17, 2010

Mr. Robert D. Matthews, Jr.

Dear Robert,

On behalf of Citizens Financial Group, Inc. (“CFG”), I am pleased to advise you of recently agreed changes to particular terms and conditions of your employment as Vice Chairman, U.S. Commercial Banking. Unless otherwise specified in this letter, all other terms and conditions of your employment continue to be governed by your August 28, 2007 offer letter attached hereto and incorporated by reference, as well as the various Royal Bank of Scotland Group (“RBSG”) and RBS Citizens Bank (“Citizens”) policies in effect.

Notice of intent to leave and non-solicitation: Effective April 28, 2010 you shall be subject to a 90 day notice period with regard to your intent to leave CFG’s employ for any reason. Additionally, you agree that: (1) for the duration of your employment and for 12 months thereafter, you will not directly or indirectly solicit, hire, or assist in soliciting or hiring, any person who is employed during such period by The Royal Bank of Scotland plc (“RBS”) or affiliates; nor will you induce any such person to: (a) terminate his or her employment with RBS or its affiliates or (b) accept employment with anyone other than RBS or its affiliates; and (2) for a period of 12 months following termination of your employment, you will not directly or indirectly solicit, or assist in soliciting for business any customer introduced to you by RBS or RBSG, or any customer of RBS or its affiliates with whom you had material contact during your employment by RBS nor will you induce or encourage any such customer to terminate its relationship with RBS or its affiliates or to divert business away from RBS or its affiliates. Effective April 28, 2010, you shall no longer be subject to any currently existing post-termination non-competition agreement with RBS.

Change to Base Salary: Effective April 28, 2010 your annual base salary will be increased from $575,000 to $750,000.

Guaranteed Minimum Deferred Award for Performance Year 2010, Target Deferred Award and LTIP: Although bonus awards at RBS and its affiliates are entirely discretionary, for performance year 2010 only, provided you have not resigned, given notice of your intent to resign or been terminated for Wrongful Conduct (as defined in your August 28, 2007 offer letter), you shall be granted a Deferred Award in the amount of $1,200,000. This $1,200,000 award shall be subject to the terms and conditions of the RBS Deferral Plan in effect for performance year 2010, including terms relating to means and timing of payment. With respect to discretionary deferred awards beyond performance year 2010, your target for any such discretionary award is currently 160% of your base salary. With respect to any award pursuant to RBS’s long term incentive plans, your participation is currently at a target consistent with your award issued in 2009.

Change in Control: Effective April 28, 2010, if there is a Change in Control (defined below) which results in a decrease in compensation, or material decrease in title or level of responsibility, within 365 days of the Change in Control you shall be entitled to give notice of your resignation upon such triggering events and receive a cash equivalent of two years of base salary plus the cost of any benefits you were receiving immediately prior to the time of such Change in Control (including the allowance you receive for your Boston apartment to the extent applicable at such time) payable within 90 days of the termination of your employment. For the purposes of this provision, Change in Control shall mean: Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than CFG, RBS or RBSG or any of their affiliates is or becomes the owner of more than 50% of the voting power of stock of CFG.

Sincerely,

/s/ Ellen Alemany

Ellen Alemany

Chairman and CEO,

Citizens Financial Group Inc. and RBS Americas